Exhibit 99.1

FOR IMMEDIATE RELEASE

ICO GLOBAL COMMUNICATIONS RECEIVES NASDAQ MARKETPLACE RULE 5810(c)(3)(A) COMPLIANCE NOTICE

Reston, VA., (Business Wire) September 18, 2009 – ICO Global Communications (Holdings) Limited (ICO) (NASDAQ:  ICOG) announced today that it has received notification from Nasdaq that for the last thirty consecutive business days the bid price of the Company’s Class A common stock on the Nasdaq Global Market has closed below the minimum $1.00 per share required for continued inclusion under Nasdaq Marketplace Rule 5450(a)(1).  In accordance with this rule, the Company has 180 calendar days, or until March 15, 2010, to regain compliance with the rule.  The Nasdaq Listing Qualifications Department informed the Company that if the bid price of the Company’s Class A common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will provide written notification that the Company has achieved compliance with the rule.

This notification has no effect on the listing of the Company’s Class A Common Stock at this time. The Company intends to monitor the closing bid price of its Class A Common Stock between now and March 15, 2010.  We intend to maintain the listing of our Class A Common Stock on The NASDAQ Global Market, and we will consider available options if our Class A Common Stock does not trade at a level likely to result in compliance with the Minimum Share Price Rule by March 15, 2010.  In June 2009, our stockholders approved an amendment to our certificate of incorporation to effect a reverse stock split at a ratio of between 1-for-5 and 1-for-20. Our board of directors has authority to select a ratio within the approved range at any time prior to June 19, 2010. Our board of directors intends to effect the reverse stock split only if it determines the reverse split to be in the best interests of our stockholders. Such a reverse split would likely put us in compliance with the Minimum Share Price Rule.

Forward-Looking Statements

With the exception of historical facts, the statements contained in this report are “forward-looking” statements, including statements concerning or implied with respect to the future closing price of the Company’s Class A common stock or the Company’s future plans if it does not regain compliance with the Minimum Share Price Rule.  All of these forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those contemplated by the relevant forward-looking statements. Factors that might cause or contribute to such a difference include, but are not limited to, those discussed under “Part I—Item 1A—Risk Factors” in the Company’s most recent Annual Report on Form 10-K, as supplemented by “Part II—Item 1A—Risks Factors” in the Company’s subsequent Quarterly Reports on Form 10-Q.   The forward-looking statements included in this report are made only as of the date of this report, and we undertake no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances.

About ICO

ICO Global Communications (Holdings) Limited is a satellite communications company developing an advanced next-generation hybrid media system, combining both satellite and terrestrial communications capabilities.   ICO’s satellites are capable of supporting wireless voice, data, and/or Internet services on mobile and portable devices.  ICO is based in Reston, Virginia. For more information, visit www.ico.com.

Contact:

Christopher Doherty
ICO Global Communications
703-964-1414
christopher.doherty@ico.com

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